Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hecla Mining Company

Coeur d’Alene, Idaho

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-229803) and Form S-8 (Nos. 033-60095, 333-96995, 333-176364, 333-195019, 333-209727, 333-218744, 333-229840 & 333-231905) of Hecla Mining Company of our reports dated February 9, 2020, relating to the consolidated financial statements and the effectiveness of Hecla Mining Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to leases.

/s/ BDO USA, LLP

Spokane, Washington

February 9, 2020